Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

FTC Solar, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	(1)	Other	621,493	$2.87	$1,783,684.91	0.0001381	$246.32

Total Offering Amounts:						$1,783,684.91		246.32
Total Fee Offsets:								0.00
Net Fee Due:								$246.32

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Offering Note(s)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share ("Common Stock"), of FTC Solar, Inc. (the "Company") that become issuable under the FTC Solar, Inc. 2021 Stock Incentive Plan (the "2021 Stock Incentive Plan") by reason of any future stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration by the Company that increases the number of outstanding shares of Common Stock. (2) Represents the additional shares of Common Stock available for future issuance resulting from an annual increase as of January 1, 2026 pursuant to Section 4(a) of the 2021 Stock Incentive Plan. (3)Determined on the basis of the average of the high and low prices per share of Common Stock as reported on The Nasdaq Global Market on August 3, 2026, a date within five business days prior to the filing of this Registration Statement, of $2.98 and $2.75, respectively, solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.